abrdn ETFs 485BPOS

Exhibit 99.(a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Aberdeen Standard Investments ETFs

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The new name of the entity is: abrdn ETFs

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective September 22, 2021 .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of September, 2021 A.D.

By:	/s/ Bev Hendry
Trustee

Name:	Bev Hendry
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